Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into on this 5th day of March, 2020 by and between Peter Willis (the “Executive”) and Chatham Lodging Trust (the “Company”) with respect to the end of Executive’s employment with the Company, and all issues, disputes, controversies, and other matters related thereto:
WITNESSETH:
WHEREAS, Company employs Executive in the position of Chief Investment Officer and Executive Vice President;
WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of April __, 2010 as amended by that certain First Amendment thereto dated as of January 30, 2015 (the “Employment Agreement”); and
WHEREAS, Executive and the Company have mutually agreed that Executive will step down from his position with the Company:
THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
1.      Executive and the Company agree that they shall cease and end the existing employment relationship by Executive’s termination on and as of March 6, 2020 (the “Termination Date”). From and after the Termination Date, Executive shall have no right to return to that employment, and shall have no further duties in respect thereto except as set out herein. On the Company’s next regular payroll date following the Termination Date, the Company will pay Executive his earned but unpaid salary and direct compensation accrued through such date, and, on March 19, 2020, the Company will pay Executive $29,583 for his full annual earned and accrued vacation allotment (in each case, less any tax or other deductions required under applicable law).
2.      The Company and Executive agree that, from and after the Effective Date (as defined in Section 9(c) of this Agreement):
(a)      The Company shall pay to Executive the amount of $2,460,529 which represents three (3) times (i) the Executive’s current base salary of $355,000, (ii) the Executive’s highest cash bonus for the previous three (3) years or $420,000, and (c) the amount of annual premiums paid by the Company for the Executive’s health, dental, and vision coverage plus the annual premium for the Executive’s disability and life insurance coverage, or $17,676, less applicable withholdings, taxes and deductions, with said amount to be paid on March 19, 2020.
(b)      The Company shall pay to Executive the amount of $59,671 which represents the current year prorated bonus and is calculated as the 2019 bonus amount of $330,000 prorated through the Termination Date, less applicable withholdings, taxes and deductions, with said amount to be paid on March 19, 2020.
(c)    The Company shall pay to Executive the amount of $38,668 representing the amount of accrued dividends on unvested performance awards on March 19, 2020.
3.       The Employee acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement notwithstanding shares or LTIP units earned but not converted or transferred.

4.      As of the date of this Agreement, Executive has vested Company common shares and long term incentive plan (“LTIP”) units pursuant to the Company’s equity incentive plan and such vested shares and LTIP units, including without limitation the securities listed on Exhibit A, will remain the property of Executive and continue to be eligible for dividends that are payable pursuant to the terms of the equity incentive plan and the original grant agreements. Executive has 6,770 unvested time-based LTIP units and 21,004 unvested performance-based LTIP units. Such LTIP units are hereby immediately vested as of the Termination Date and eligible for dividends pursuant to the terms of the Company’s equity incentive program. In addition, the Parties acknowledge that prior to the Termination Date, Employee made certain qualifying contributions of his compensation pursuant to the Chatham Lodging Trust Deferred Compensation Program (the “Deferred Compensation Program”) as adopted by Employer effective January 1, 2013 and as detailed on Exhibit A. The Parties agree that all deferred contributions will be paid as common shares or LTIP units, as applicable, to Employee, pursuant to the terms of the Deferred Compensation Program, no earlier than six (6) months after and no later than seven (7) months after the Termination Date.
5.      If the Employee timely and properly elects COBRA continuation coverage under the current Aetna health insurance plan, the Employee may be permitted to continue participation in the Plan under COBRA by continuing to pay premiums to the Employer at the contribution level in effect for active employees until the earliest of: (i) the expiration of eighteen (18) months following the Separation Date; (ii) the date the Employee becomes covered under another employer’s health plan; or (iii) the expiration of the maximum COBRA continuation coverage period for which the Employee is eligible under federal law. At the end of this period, the Employee may be eligible to continue coverage, pursuant to COBRA, and, if eligible, shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.
6.      Executive represents that he has not filed any complaints against the Company with any local, state or federal agency or court related to Executive’s employment with or separation from the Company and, so long as the Company makes the payments and provides Executive the benefits provided for in this Agreement, Executive will not do so at any time hereafter; and if any such agency or court assumes jurisdiction of any such complaint or charge against the Company on behalf of Executive, Executive will use commercially reasonable efforts to withdraw from the matter.
7.      (a)      In consideration for the Company entering into this Separation Agreement and General Release, Executive hereby irrevocably and unconditionally releases the Company and each of the Company’s subsidiaries and affiliates, and their past and present officers, directors, employees, agents, administrators, successors and assigns (collectively “Releasees”), or any of them, from any and all claims, liabilities, causes of action and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever pertaining to his employment with or separation from the Company, known or unknown (hereafter referred to as “Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time hereafter may have, own or hold, or claim to have, own or hold, against each or any of the Releasees; provided that nothing herein shall (i) prevent or limit Executive’s right to enforce the terms of this Agreement nor to claim damages for its breach, (ii) waive any rights to indemnification, advancement or legal fees or directors and officers liability insurance coverage under the Company’s insurance policies, charter or by-laws (as they may be amended from time to time), or other agreements or plans, (iii) waive any rights under the Company’s equity incentive plan for Executive’s vested Company common shares and long term incentive plan LTIP units which had vested prior to the date of this Agreement or as provided pursuant to Section 4 of this Agreement, or (iv) waive any rights to any vested benefits including any vested rights in the Employer’s Section 401(k) plan.
(b)      This waiver also includes a release of any rights of claims Executive may have under the including, but not limited to, any alleged violation of the statutes, common law, and other laws listed below:

▪	Title VII of the Civil Rights Act of 1964;

▪	The Civil Rights Act of 1991;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Occupational Safety and Health Act, as amended;

▪	The Sarbanes-Oxley Act of 2002;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Genetic Information Nondiscrimination Act of 2008;

▪	The National Labor Relations Act, to the extent permitted by law;

▪	The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permitted by law;

▪	The Florida Civil Rights Act - Fla. Stat. § 760.01, et seq.;

▪	Florida’s Private-Sector Whistle-blower’s Act - Fla. Stat. § 448.101, et seq.;

▪	Florida’s Public-Sector Whistle-blower’s Act - Fla. Stat. § 112.3187, et seq.;

▪	Florida’s Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim - Fla. Stat. § 440.205;

▪	Florida’s Statutory Provision Regarding Wage Rate Discrimination Based on Sex - Fla. Stat. § 448.07;

▪	The Florida Equal Pay Act - Fla. Stat. § 725.07;

▪	The Florida Omnibus AIDS Act - Fla. Stat. § 760.50;

▪	Florida’s Statutory Provisions Regarding Employment Discrimination on the Basis of and Mandatory Screening or Testing for Sickle-Cell Trait - Fla. Stat. §§ 448.075, 448.076;

▪	Florida’s Wage Payment Laws, Fla. Stat. §§ 448.01, 448.08;

▪	Florida’s Domestic Violence Leave Act - Fla. Stat. §741.313;

▪	Florida’s Preservation & Protection of Right to Keep & Bear Arms in Motor Vehicles Act - Fla. Stat. §790.251;

▪	Florida’s Statutory Provision Regarding Termination of Employees who Testify in Judicial Proceedings - Fla. Stat. § 92.57;

▪	Florida’s General Labor Regulations, Fla. Stat. Ch. 448;

▪	any claims for vacation, sick or personal leave pay, short term or long-term disability benefits, or payment pursuant to any practice, policy, handbook or manual;

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

This also includes a release by Executive of any claims for wrongful discharge or any claims by the Company for wrongfully resigning employment. Because of this release, Executive understands that, subject to the exception in the last sentence of this Section and subject to the right of either party to initiate proceedings to enforce or recover damages for breach of this Agreement, Executive is giving up any right he may have to sue the Company for matters related to Executive’s employment with or separation of employment from the Company. This waiver and release does not include, however, the release of any rights or claims that Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs this Agreement.
8.      This Separation Agreement and General Release shall be binding upon the parties, their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties, and to their heirs and assigns.
9.      Executive acknowledges and understands that:
(a)      He has been advised by the Company to consult with legal counsel of his choice prior to executing this Agreement and the general release provided for, and has had an opportunity to consult with and be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely and voluntarily and intending to be bound;

(b)      He has been given until March 26, 2020, a period of twenty-one (21) days, to review and consider the terms of this Agreement prior to executing it and that he may use as much of that period as he desires, and that any changes to this Agreement, whether material or not, made after it was originally presented to him will not restart the running of the consideration period; and
(c)      Upon execution, Executive will have seven (7) days to revoke this Agreement by sending written notice to Jeff Fisher, Chairman, President and CEO, Chatham Lodging Trust, 222 Lakeview Avenue, Ste 200, West Palm Beach, FL 33401. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after Executive signs this Agreement. This Agreement shall become effective and enforceable against the Company on the later of the Termination Date and the day following the expiration of this seven (7) day revocation period, provided that the Executive does not revoke it (the “Effective Date”). If Executive revokes this Separation Agreement and General Release, it shall not be effective or enforceable and neither the Company nor the Executive will receive the benefits described herein nor be obligated hereby.
10.      Both parties represent and agree that until such time as the Company files this Agreement with the Securities and Exchange Commission, they will keep the terms (but not the existence) of this Separation Agreement and General Release completely confidential, and that neither party will hereafter, disclose any information concerning the terms of this Separation Agreement and General Release to anyone, including, but by no means limited to, the public, press and media representatives, investors, and any past, present or prospective employee or applicant for employment of the Company; provided that:
(a)      Executive may disclose information regarding this Separation Agreement and General Release to his immediate family, financial and tax advisors, and legal counsel, but Executive shall be responsible for any disclosure made by such persons in violation hereof, and, further, Executive may disclose the requirements set forth in Section 13 hereof to any prospective employer or other person with whom Executive proposes to conduct business;
(b)      Company may disclose information as is necessary for the administration of the Agreement; and
(c)      Either party may take any action authorized hereby or by law to enforce this Agreement or to recover damages for its breach, and no disclosure incidental thereto or made as a result of legal process (such as, for example, responses to interrogatories, subpoenas or other legal process) or to governmental agencies (such as the SEC or the IRS) shall be deemed a violation hereof.
10. Executive will return his office desktop telephone and Company credit card(s) by March 31, 2020. The Parties agree that cell phone service and Company email will continue to work until March 31, 2020.
11.      In addition, effective as of the Termination Date, Executive hereby irrevocably resigns from all offices, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of the Company or any benefit plans of the Company provided that this Section 11 is inapplicable to Executive’s eligibility for COBRA.
12.      The Company and Executive acknowledge that the Employment Agreement is terminated, but both parties acknowledge that paragraphs 13, 14, 15 and 16 of the Employment Agreement, and only such paragraphs, shall survive the termination of the Employment Agreement.
13.      This Separation Agreement and General Release shall, in all respects, be interpreted, enforced and governed under the laws of the State of Florida. The language of all parts of this Separation Agreement and General Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. If the parties are involved in a dispute concerning this Agreement, that dispute will be resolved by applying the laws of the State of Florida.
14.      Should any provision of this Separation Agreement and General Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement and General Release.

15.      This Separation Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.
16.      This Separation Agreement and General Release shall not in any way be construed as an admission by either party of any wrongful conduct whatsoever against any person or party, and both parties specifically disclaim any liability to or wrongful conduct against any other person or party. Executive and the Company each understand and agree that this Agreement does not mean that the Executive or the Company, or any related business or related individual, has violated any federal or state law or regulation, or violated any other obligation they may have to each other.
17.      No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by the General Counsel of the Company. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
18.      The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
19.      This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
(signature page follows)

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
Executed this 5th day of March, 2020.

EMPLOYER: CHATHAM LODGING TRUST
By /s/ Jeffrey H. Fisher
Name Jeffrey H. Fisher
Title Chairman of the Board, President and Chief Executive Officer
EMPLOYEE: PETER WILLIS
Signature: /s/ Peter Willis
Print Name: Peter Willis

EXHIBIT A
Vested Shares and Units

Shares vested and held in deferred stock trust

January 29, 2013 time based shares	7,852
January 29, 2013 performance based shares	7,852
January 31, 2014 time based shares	7,056
January 31, 2014 performance based shares	2,352
January 30, 2015 time based shares	4,821
January 30, 2015 performance based shares	1,607

Shares vested and held with transfer agent

May 10, 2010 time based shares	9,535
January 1, 2012 time based shares	10,229
February 23, 2012 time based shares	10,229

Vested unit awards

Founders LTIP	32,585
1/28/16 time-based LTIP	9,009
1/28/16 performance-based LTIP	4,848
3/1/17 time-based LTIP	6,990
3/1/17 performance-based LTIP	10,484
3/1/18 time-based LTIP	5,132
3/1/19 time-based LTIP	2,102